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                                                                    EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Current Report on Form 8-K under the Securities Exchange Act of 1934 of PHH Corporation dated May 29, 2001 of our report dated January 29, 2001 (March 2, 2001 as to Note 27) relating to the consolidated financial statements of Avis Group Holdings, Inc. for the years ended December 31, 2000, 1999 and 1998 included in the Current Report on
Form 8-K of Cendant Corporation dated April 18, 2001 and to the incorporation by reference in Registration Statement No. 333-46434 of PHH Corporation on
Form S-3 under the Securities Act of 1933 of our report dated January 29, 2001 (March 2, 2001 as to Note 27) incorporated by reference in the above-mentioned Current Report on Form 8-K of PHH Corporation.

/s/ Deloitte & Touche LLP

New York, New York
May 24, 2001